Cortex Pharmaceuticals, Inc. Announces Phase 1 Funding by the National Institute of Drug Abuse, National Institutes of Health, under the Small Business Innovation Research Funding Award Program

Cortex Pharmaceuticals, Inc. Also Announces Appointment of Chairman of Scientific Advisory Board

September 24, 2014, 8:30 am EDT

Glen Rock, N.J., September 24, 2014/Globe Newswire - Cortex Pharmaceuticals, Inc. (OTC: CORX) (“Cortex” or the “Company”), a leader in developing drugs for respiratory disorders, including drug-induced respiratory depression, as well as obstructive, central and mixed sleep apnea, announces that effective September 18, 2014, the Company has entered into an agreement with the National Institute of Drug Abuse valued at $148,583 and entitled “Novel Treatment of Drug-Induced Respiratory Depression.” The funding is a Phase 1 award granted under the Small Business Innovation Research Funding Award Program. The purpose of this project is to determine the most useful injectable route of administration for CX1942, the Company’s proprietary, soluble ampakine, a potential rescue medication for drug-induced respiratory depression and lethality. Under the terms of the funded program, preclinical studies will be performed in collaboration with Dr. David Fuller, of the University of Florida, and Dr. John Greer, of the University of Alberta.

Cortex will measure the potency, latency to onset and duration of action of CX1942 administered to rats, either prior to, simultaneously with, or subsequent to administration of either an opiate (morphine or fentanyl), a benzodiazepine (diazepam or alprazolam) in combination with an opiate (morphine or fentanyl), or a benzodiazepine (diazepam or alprazolam) in combination with ethanol. Three doses will be administered and studied intravenously, subcutaneously and intramuscularly. The data obtained from these studies will be used in order to finalize preclinical studies in preparation for initiating Phase 1 clinical studies.

In addition, the Company announces the appointment of John Greer, Ph.D. as Chairman of the Company’s Scientific Advisory Board, which is currently in formation. Dr. Greer is the Director of the Neuroscience and Mental Health Institute at the University of Alberta. Dr. Greer received his Ph.D. at the University of Alberta and completed post-doctoral fellowships at the University of California, Los Angeles. He is an Alberta Innovates Health Sciences Senior Scientist and holds grants in two primary areas of research pertaining to neuromuscular control of breathing. The first funded initiative, regarding the neurochemical control of breathing, led to the development of ampakine therapy for overcoming respiratory depression caused by analgesics, anesthetics and certain disease states. The second funded initiative has provided the impetus for his laboratory to become prominent for its studies of the pathogenesis and etiology of the developmental anomaly, congenital diaphragmatic hernia. Dr. Greer is the inventor of the use patents licensed by Cortex for the use of ampakines that the Company is developing for the treatment of drug-induced respiratory depression and central and mixed-sleep apnea.

Cortex Pharmaceuticals, Inc. 126 Valley Road, Suite C, Glen Rock, NJ 07452

www.cortexpharm.com

Arnold S. Lippa, Ph.D., Cortex Executive Chairman and Chief Executive Officer, stated, “We are pleased that the National Institute of Drug Abuse has favorably considered our application for funding and look forward to continuing our efforts to develop our proprietary soluble ampakine molecule, CX1942.”

“We are also looking forward to continuing our work and collaborative efforts with Dr. John Greer, a key opinion leader in the field, as well as a creative and innovative thinker. His leadership and assistance in helping us to assemble a world-class scientific advisory board will be invaluable to Cortex in the future.”

About Cortex Pharmaceuticals, Inc.

Cortex Pharmaceuticals, Inc. is a biopharmaceutical company currently engaged in the discovery and development of drugs for the treatment of respiratory disorders. Drug candidates are currently derived from two platforms, as described below.

The first platform is a class of compounds known as ampakines that act as positive allosteric modulators of AMPA glutamate receptors. Several ampakines in both oral and injectable form are being developed by Cortex for the treatment of drug induced respiratory depression caused by opiates and anesthetics. In preclinical and clinical studies, such drugs have shown preliminary efficacy in central sleep apnea and restored normal respiration without altering the analgesic effects of opiates or the anesthetic effects of drugs such as propofol. The Company’s compounds belong to a new generation of ampakines that do not display the undesirable side effects displayed by previous compounds.

The second platform is the class of compounds known as cannabinoids, in particular, dronabinol. In a double-blind, placebo-controlled, dose-ascending Phase 2A clinical study conducted by the Company, dronabinol significantly improved measures of sleep apnea in a group of patients with obstructive sleep apnea. A larger 120 patient, double-blind, placebo-controlled Phase 2B study is currently being conducted by the University of Illinois and is being funded by the National Institutes of Health.

Additional information about Cortex and the matters discussed herein can be obtained on the Company’s web-site at www.cortexpharm.com or in the Company’s filings on EDGAR at www.sec.gov.

Cortex Pharmaceuticals, Inc. 126 Valley Road, Suite C, Glen Rock, NJ 07452

www.cortexpharm.com

Special Note Regarding Forward-Looking Statements: Certain statements included or incorporated by reference in this news release, including information as to the future financial or operating performance of the Company and its drug development programs, constitute forward-looking statements. The words “believe,” “expect,” “anticipate,” “contemplate,” “target,” “plan,” “intend,” “continue,” “budget,” “estimate,” “may,” “schedule” and similar expressions identify forward-looking statements. Forward-looking statements include, among other things, statements regarding future plans, targets, estimates and assumptions. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Many factors could cause the Company’s actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, the Company. Due to these various risks and uncertainties, actual events may differ materially from current expectations. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein. Forward-looking statements are made as of the date of this news release and the Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or results or otherwise.

Company Contact:

Jeff Margolis
Vice-President and Secretary
Telephone: (917) 834-7206
E-mail: jmargolis@cortexpharm.com

Cortex Pharmaceuticals, Inc. 126 Valley Road, Suite C, Glen Rock, NJ 07452

www.cortexpharm.com